ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 7th day of October, 2008 by and among ARTESIAN WASTEWATER MARYLAND, INC., a Delaware corporation (the “Buyer”), and CECIL COUNTY, MARYLAND, a body corporate and politic under the laws of the State of Maryland, as represented by the Board of County Commissioners of Cecil County (the “County”).

WHEREAS, the County and the Buyer entered into that certain Franchise for Wastewater Services and Wastewater Service Agreement dated August 19, 2008 (as may be subsequently amended, modified or restated from time to time, the “Franchise Agreement”);

WHEREAS, the County and the Buyer entered into (a) a Letter of Intent, attached as Exhibit C to the Franchise Agreement (the “Cherry Hill Letter of Intent”), providing for the purchase by the Buyer from the County of the wastewater facility known as the Cherry Hill Wastewater Facility (the “Cherry Hill Facility”) and (b) a Letter of Intent, attached as Exhibit E to the Franchise Agreement (the “Harbourview Letter of Intent” and together with the Cherry Hill Letter of Intent, the “Letters of Intent” and each, a “Letter of Intent”), providing for the transfer to the Buyer from the County of the wastewater facility known as the Harbourview Wastewater Facility (the “Harbourview Facility” and together with the Cherry Hill Facility, the “Facilities” and each, a “Facility”) and the associated parcels of real property, easement rights and wastewater collection system with respect to each Facility;

WHEREAS, the Buyer desires to purchase from the County, and the County desires to sell, assign, transfer and convey to the Buyer, the Facilities and the associated parcels of real property, easement rights and wastewater collection system with respect to each such Facility on the terms and conditions herein set forth, free and clear of all Liens (as hereinafter defined);

WHEREAS, in connection with the Facilities that are being sold to the Buyer, the County is realizing substantial economic and other benefits in addition to the purchase price to be paid by the Buyer from such sale as a result of the Buyer's assumption of various County obligations and liabilities set forth in Section 2.3(a) of this Agreement, including but not limited to all wastewater service obligations, all repairs and maintenance of the Facilities in conformance with all Applicable Laws (as defined in the Franchise Agreement) and other applicable standards of Governmental Authorities (as defined on Exhibit A hereto), and all future environmental liabilities arising after the Closing Date (as hereinafter defined); and

WHEREAS, this Agreement constitutes the definitive agreement for the purchase and sale of the Cherry Hill Facility and the Harbourview Facility and their respective associated parcels of real property, easement rights and wastewater collection systems by or to the Buyer from the County contemplated by each Letter of Intent.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements of the parties hereinafter set forth, as well as for other good and valuable consideration, the receipt and adequacy is hereby acknowledged, the Buyer and the County, intending to be legally bound hereby, do hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1	Definitions.

Except as otherwise expressly provided in this Agreement, the capitalized terms used in this Agreement shall have the meanings specified in Exhibit A hereto and shall be equally applicable to both the singular and plural forms.  Capitalized terms used, but not otherwise defined in this Agreement or on Exhibit A to this Agreement, shall have the meanings given to such terms in the Franchise Agreement.

ARTICLE II
SALE AND DELIVERY OF PURCHASED ASSETS

Section 2.1	Sale and Delivery of Purchased Assets.

Subject to the terms and conditions of this Agreement, at the Closing, the County shall sell, assign, transfer, convey and deliver to the Buyer, free and clear of all Liens, all of the County’s right, title and interest in and to the following assets, rights, claims, properties and interests that the County owns or in which the County has any right, title or interest, other than the Excluded Assets, (collectively, the “Purchased Assets”):

(a)
Plant and Equipment.  All of the plant and equipment and other tangible personal property, whether owned, leased or otherwise possessed by the County and located at any Facility or otherwise used in the operation of any Facility (the “Plant and Equipment”), including, without limitation, the plant, equipment and other tangible personal property specified on Schedule 2.1(a).

(b)
Real Property.  All of the County’s right, title and interest in and to the real property related to the use and operation of each of the Facilities, including, without limitation, those real properties more fully described on Schedule 2.1(b) (the “Owned Real Property”).

(c)
Leased Property and Easements.  All of the County’s rights to access or use any real property or fixtures (including by lease, license or easement) directly or indirectly used in the operation of any Facility or its Wastewater Collection System (as defined in Section 2.1(e)), including, without limitation, those leases and easements identified on Schedule 2.1(c) (collectively, the “Easements”).

(d)
Assumed Contracts and Certain Other Rights of the County.  All right, title and interest of the County following the Closing in, to and under all instruments, documents, contracts, agreements, arrangements, commitments, bids, leases, licenses and any other contract rights (whether written or oral) (collectively, “Contracts”) of the County existing on the Closing Date and used in connection with the operation of any Facility or its Wastewater Collection System and specified on Schedule 2.1(d) (the “Assumed Contracts”).

(e)
Wastewater Collection Systems.  As to each Facility, all of the County’s right, title and interest in and to the wastewater collection system owned, leased or otherwise possessed by the County or used in the operation of such Facility, as more fully described on Schedule 2.1(e) (each, a “Wastewater Collection System” and collectively, the “Wastewater Collection Systems”).

(f)
Permits.  All approvals, consents, licenses, permits, waivers or other authorizations issued, granted, given, applied for at the time of Closing or otherwise made available by or under the authority of any Governmental Authority (other than the County) (collectively, “Permits”) for the ownership or operation of any Facility and its Wastewater Collection System, including, without limitation, those Permits specified on Schedule 2.1(f) to the extent such Permits are assignable.

(g)
Customers and Suppliers.  All rights of the County to serve the customers now or hereafter serviced by the County within the Service Area (collectively, the “Customers”); and all rights of the County to be served by or otherwise interact with all vendors and suppliers of the County with respect to the conduct of the operations of one or more of the Facilities or its Wastewater Collection System (collectively, the “Suppliers”), which Suppliers as of the date of this Agreement are identified on the attached Schedule 2.1(g).

Section 2.2	Excluded Assets.

Notwithstanding anything to the contrary contained in Section 2.1or elsewhere in this Agreement, the assets identified on Schedule 2.2shall not be part of the sale and purchase contemplated by this Agreement, are excluded from the Purchased Assets, and shall remain the property of the County immediately after the Closing (collectively, the “Excluded Assets”).

      Section 2.3  Liabilities.

(a)
Assumed Liabilities.  At the Closing, the Buyer will assume Liability for and agree to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, all of the following (collectively, the “Assumed Liabilities”):

(i)	all obligations and responsibilities to provide wastewater collection and treatment services to the Service Area arising from and after the Closing;

(ii)	all accounts payable and trade payables first accruing from and after the Closing;

(iii)
the Assumed Contracts with respect to all periods from and after Closing (but shall not assume any Liability arising from the County’s performance or non-performance under any Assumed Contract at any time prior to the Closing, whether asserted before or after such date);

(iv)	all Liabilities with respect to any Taxes first accruing immediately after the Closing and which were incurred in connection with the Buyer’s ownership or operation of the Purchased Assets;

(v)	all Liabilities arising out of the ownership and/or operation of the Purchased Assets subsequent to the Closing Date;

(vi)
all sales and use, transfer-related taxes, stamp, real property recordation fees or taxes and all other fees and/or costs associated with the transfer of title of the Purchased Assets from the County to the Buyer; and

(vii)
all Liabilities or demands (contingent or otherwise) arising out of any Environmental Laws (as defined in Section 4.8(b) hereof) relating to contamination events as a result of the ownership and/or operation of the Purchased Assets occurring from and after the Closing Date.

(b)
Excluded Liabilities.  Except for the Assumed Liabilities, the Buyer shall not assume, and shall not be deemed to have assumed by anything contained in this Agreement or otherwise, any Liability of the County whatsoever (the “Excluded Liabilities”).  Without limiting the generality of the foregoing, the Buyer shall not assume, and shall not be deemed by anything contained in this Agreement or otherwise to have assumed any of the following Excluded Liabilities:

(i)	all Liabilities and obligations of the County under this Agreement;

(ii)	all Liabilities arising out of the operation and ownership of the Purchased Assets prior to the Closing;

(iii)	all Liabilities or demands for any Taxes in respect of the Purchased Assets that are due and payable for periods at or prior to the Closing;

(iv)
all Liabilities or demands arising out of any Liability or demand (whether or not asserted) or threatened or pending Litigation relating to the Purchased Assets for any period ending at or prior to the Closing;

(v)	all Liabilities or demands arising out of any work or Contract that were to be performed by the County at or prior to the Closing, including, without limitation, any warranty claims relating thereto;

(vi)
all Liabilities or demands, including, without limitation, for any interest, penalties, late charges, prepayment charges or termination fees relating to any Indebtedness outstanding as of the Closing, or Taxes resulting from cancellation of such Indebtedness, and all Liabilities relating to any arbitrage rebate liability, audit, examination or other enforcement action by the Internal Revenue Service or other Governmental Authority with respect to any Indebtedness of the County;

(vii)
all Liabilities or demands for fees, costs or expenses incurred by the County in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby (collectively, “Transaction Expenses”), including without limitation, attorneys’, accountants’ and consultants’ fees, finder’s fees, costs and expenses, regardless of when incurred;

(viii)
all Liabilities or demands (contingent or otherwise) arising out of any Environmental Laws relating to contamination events with respect to the Purchased Assets occurring at any time before the Closing Date; and

(ix)
all other Liens, Liabilities or demands of the County arising out of or relating to the ownership, use or operation of any Facility or its Wastewater Collection System that are not Assumed Liabilities.

       Section 2.4  Purchase Price for the Purchased Assets.

(a) Purchase Price for the Purchased Assets.  In consideration of the sale, assignment, transfer, conveyance and delivery of the Purchased Assets by the County to the Buyer and in reliance on the representations, warranties, covenants and agreements made by the County in this Agreement, at the Closing, the Buyer shall: (x) pay to the County, a sum equal to the Net Asset Value (as defined below in Section 4.3) of the Purchased Assets as of the Closing (“Cash Purchase Price”), and (b) assume the Assumed Liabilities (together with the Cash Purchase Price, the “Purchase Price”).

(b) Payment of Cash Purchase Price.  At the Closing, the Cash Purchase Price shall be paid by the Buyer to the County via wire transfer of immediately available funds in accordance with the wire transfer instructions delivered to the Buyer by the County not less than three (3) Business Days prior to the Closing Date.  The County shall immediately upon receipt of the Cash Purchase Price pay to its creditors an amount sufficient to pay all Indebtedness of the County in respect of the Facilities and the other Purchased Assets as of the Closing Date (up to the entire amount of the Cash Purchase Price) as shown on the Payoff Letters (as defined in Section 3.2(a)(xii)) via wire transfer of immediately available funds in accordance with the payment instructions set forth in such Payoff Letters.  If the amount of the Cash Purchase Price shall be less than the amount of all Indebtedness of the County in respect of the Facilities and the other Purchased Assets as of the Closing Date, the County shall pay out of its own funds an amount sufficient to pay and discharge in full such Indebtedness of the County in excess of the Cash Purchase Price, which shall include, without limitation, all amounts as may be required to defease or prepay in full the tax-exempt Cecil County Sanitary District Bond, Series 2002, and the tax-exempt Cecil County Sanitary District Bond, Series 2003A (collectively, the “Bonds”). To the extent that the Cash Purchase Price exceeds the amount necessary for the County to pay all Indebtedness of the County in respect of the Facilities and the other Purchased Assets as of the Closing Date (the "Excess"), such Excess may not be required to be paid by the Buyer to the County at Closing but may, alternatively, be financed by the County. Upon application by the Buyer to the County at least sixty (60) days prior to the date otherwise fixed for Closing, and with the County's consent, the Excess shall be financed by the County, and shall be repaid upon such terms, and at such rate of interest as the County and the Buyer shall agree; in which case the Buyer's repayment obligation with respect to the Excess shall be evidenced by the Buyer's promissory note delivered by the Buyer to the County at the Closing (the “NAV Note”). For the avoidance of doubt, all amounts payable in respect of Liabilities on the Bonds for arbitrage rebate accruing upon defeasance of the Bonds or otherwise are and shall remain the responsibility of the County.  If the Buyer shall be required to pay any amounts in respect of the County’s Liabilities on the Bonds for arbitrage rebate accruing upon defeasance of the Bonds or otherwise, the County shall reimburse the Buyer for all such amounts actually paid by the Buyer upon demand by the Buyer.

(c)	Prorations. The parties will make customary prorations in respect of any personal or real property Taxes, rent and power and other utility charges as of the Closing Date.

(d)
Allocation of Purchase Price.  The Buyer and the County agree to allocate the Purchase Price (and all other capitalizable costs) among the Purchased Assets for all purposes (including financial, accounting and Tax purposes) in accordance with an allocation schedule to be agreed upon by the Buyer and the County prior to Closing.  The Buyer and the County shall file all Tax Returns, reports and other documents, including an asset acquisition statement on Form 8594, required by any competent taxing authority in a timely manner consistent with the allocation set forth on such agreed schedule.

ARTICLE III
CLOSING

Section 3.1	Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the County's administrative offices in Elkton, Maryland, commencing at 10:00 a.m. local time on the earlier of (i) five (5) Business Days after the satisfaction or waiver of all of the conditions to Closing of the County and the Buyer set forth in Article VIIIand Article IX, respectively, of this Agreement, or (ii) June 30, 2009; provided, howeverthat if the condition to Closing set forth in Section 9.4of this Agreement shall not have been satisfied on or prior to April 30, 2009, then, subject to Section 11.1(e)of this Agreement, the date set forth in clause (ii) shall be such subsequent date that the Buyer and the County shall mutually agree upon and that is not more than sixty (60) calendar days following the receipt of the approval of the Maryland Public Service Commission (the “PSC”) of the transactions contemplated by this Agreement and the customer rates to be charged by the Buyer based on cost of service principles for those Customers served by the Facilities.  The date of the Closing is herein referred to as the “Closing Date.”

Section 3.2	Closing Deliveries.

(a)
At the Closing, the County shall deliver, or cause to be delivered, to the Buyer each of the following, each of which shall be in form and content reasonably acceptable to Buyer, the County, and their respective counsel:

(i)	the Purchased Assets;

(ii)	a General Assignment and Bill of Sale in substantially the form of Exhibit B attached hereto (the “Bill of Sale”) duly executed by the County;

(iii)	a Deed for the Owned Real Property in substantially the form of Exhibit C attached hereto (the “Deed”), duly executed by the County;

(iv)	an Assignment and Assumption Agreement in substantially the form of Exhibit D attached hereto (the “Assignment and Assumption Agreement”), duly executed by the County;

(v)	a Residuals Management Agreement in substantially the form of Exhibit E attached hereto (the “Residuals Management Agreement”), duly executed by the County;

(vi)
a confirmatory amendment to the Franchise Agreement acknowledging the Closing and the transfer of the Purchased Assets, and the resultant extension of the Franchise and the Franchise Area to include the Service Area, all as contemplated in the Franchise Agreement and the Letter of Intent.

(vii)
all original certificates of title, manufacturer’s statements of origin, bills of sale or other similar title documents for the Plant and Equipment that are in the possession of the County, duly endorsed for transfer, providedthat if the County shall be unable to deliver to the Buyer any original certificate of title, manufacturer’s statement of origin, bill of sale or other similar title document in respect of any Plant, Property and Equipment included in the Purchased Assets, the County will deliver a bill of sale or similar title document to the Buyer, in form and substance satisfactory to the Buyer in its sole discretion, with respect to each such item of Plant and Equipment or cooperate with the Buyer’s reasonable requests to obtain any replacement certificate of title or similar title document;

(viii)	all Permits listed on Schedule 2.1(f), to the extent transferable;

(ix)	all Required Consents (as defined below in Section 8.4) to be obtained or made by the County;

(x)	a correct and complete list of the Customers of the County as of the Closing Date;

(xi)	the certificates required by Sections 9.1 and 9.2;

(xii)
a certificate evidencing the approval by the Commissioners of the County of the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby;

(xiii)
duly executed payoff letters or release letters in respect of the Indebtedness of the County as of the Closing from all the lenders thereof, all in form and substance reasonably acceptable to the Buyer (the “Payoff Letters”);

(xiv)
duly executed UCC-3 termination statements, lien releases or such other release and termination instruments (or copies thereof), as the Buyer shall reasonably request with respect to any and all Liens on the Purchased Assets, including, without limitation, any and all Liens in respect of any Indebtedness to be paid off or refinanced at the Closing, in order to vest all right, title and interest in and to the Purchased Assets free and clear of all Liens; and

(xv)	such other documents and instruments as may be reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

(b)	At the Closing, the Buyer shall deliver, or cause to be delivered, each of the following:

(i)	the Bill of Sale duly executed by the Buyer;

(ii)	the Assignment and Assumption Agreement duly executed by the Buyer;

(iii)	if the Buyer is to pay any amounts pursuant to Section 2.4(a) of this Agreement, the NAV Note, duly executed by the Buyer;

(iv)	the Residuals Management Agreement duly executed by the Buyer;

(v)	the certificates required by Sections 8.1 and 8.2;

(vi)
a certificate signed by the Secretary or Assistant Secretary of the Buyer certifying the truth and correctness of attached copies of the certificate of incorporation and bylaws, and that the board of directors of the Buyer has approved the execution, delivery of this Agreement, the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby; and

(vii)
a certificate, dated as of a date no earlier than three days prior to the Closing Date, duly issued by the applicable Governmental Authority in the State of Delaware, showing that the Buyer is in good standing and authorized to do business in such jurisdiction.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COUNTY

The County makes the following representations and warranties to the Buyer. Each of the following representations and warranties, and each part thereof, shall be read and qualified as being true and correct as of the date hereof (whether or not any of the same specifically refer to such qualification). The continued truth and correctness of the same, as of the Closing Date, shall be a condition precedent of the obligation of the Buyer to proceed with Closing on the Closing Date.

Section 4.1	Authority and Validity.

The execution and delivery by the County, the performance by the County under, and the consummation by the County of the transactions contemplated by, this Agreement has been, and each of the agreements, instruments and documents contemplated hereby (the “Transaction Documents”) to which the County is a party will be, duly and validly authorized by all required action by or on behalf of the County.  This Agreement has been, and each of the Transaction Documents to which the County is a party will be, duly and validly executed and delivered by the County, and constitutes the valid and legally binding obligation of the County, enforceable against the County in accordance with its respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws (as defined in the Franchise Agreement) now or hereafter in effect relating to the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies.

Section 4.2	No Conflict; Required Consents.

Except for, and subject to receipt of, the Required Consents, neither the execution and delivery of this Agreement or any of the Transaction Documents, nor the carrying out of any of the transactions contemplated hereby, will (a) result in any violation of, or be in conflict with, the County's powers or authority under Applicable Laws, (b) result in any breach of or constitute a default (or with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or result in the creation of any Lien upon any of its properties or assets pursuant to any Permit or any Contract to which the County is a party or by which it or any of the Purchased Assets are bound or affected, or (c) result in any violation of, or be in conflict with, any Applicable Law or Permit applicable to the County or by which the Purchased Assets are bound or affected.

Section 4.3	Net Asset Value.

To the County's Knowledge Schedule 4.3 sets forth a true, complete and correct estimate of the Net Asset Value of the Purchased Assets as of the date of this Agreement and, as of the Closing Date, will reflect, to the County’s Knowledge, a true, complete and correct accounting of the Net Asset Value of the Purchased Assets as of such Closing Date. For purposes of this Agreement, the term “Net Asset Value” means, with respect to any Purchased Asset, the original cost for each such Purchased Asset (the “Original Cost”) less the depreciation or amortization taken by the County in respect of each such Purchased Asset (collectively, the “Depreciation”) less any financial contribution in aid of construction of such Purchased Asset made by any developer, any Customer or other interested party (“CIAC”).  The amounts qualifying as the Original Cost, Depreciation and CIAC shall be determined in accordance with the depreciation and valuation standards accepted by the PSC.  The Net Asset Values of the Purchased Assets reflected in Schedule 4.3 shall be subject to adjustment between the date of this Agreement and the Closing Date in accordance with the formula for calculation of Net Asset Value as set forth above and subject to the terms of this Agreement, including, without limitation, to reflect changes in the Purchased Assets or the Net Asset Values of the Purchased Assets, in each case, that should have been reflected on Schedule 4.3 as of the date of this Agreement as a result of information identified or discovered between the date of this Agreement and the Closing Date.

Section 4.4	Title to and Condition of Purchased Assets.

(a)
To the County's Knowledge the Purchased Assets constitute all assets, properties and rights (in each case whether real or personal or tangible or intangible) necessary for the County to conduct the operations of the Facilities or the Wastewater Collection Systems after the Closing as they are each presently being conducted.

(b)
To the County's Knowledge, the County has good, marketable, valid and legal title to, or a valid leasehold interest in, or a valid license to use, all of the Purchased Assets (in each case whether real or personal or tangible or intangible) used by the County in the operations of the Facilities or the Wastewater Collection Systems or located on any property owned, leased or used by the County, free and clear of all Liens and defects of title.

(c)
All of the Plant and Equipment are in good condition and repair, ordinary wear and tear excepted, and, to the best of the County’s Knowledge, have been maintained and repaired in a good and workmanlike manner in accordance with industry standards.

Section 4.5	Real Property.

(a)
To the County's Knowledge, (i)  the County does not own or otherwise hold in fee simple any real property used and useful in the conduct of the operations of any Facility or its Wastewater Collection System other than the Owned Real Property; and (ii) Except as described on Schedule 4.5(a), the County owns in its sole capacity good, marketable, valid and legal fee simple title to the Owned Real Property, subject to no Liens other than (A) real property taxes that are not due and payable as of the Closing Date, or (B) use and occupancy restrictions of public record that are generally applicable to properties in the immediate neighborhood or the subdivision in which such Owned Real Property is located.

(b)
To the County's Knowledge, (i) the County does not lease any real property  or have a right to access or use any other real property (including by license or easement) used and useful in the conduct of the operations of any Facility or its Wastewater Collection System, except as described on Schedule 2.1(c) (“Leased Property”); (ii) the County has a valid and enforceable leasehold interest or easement in each Leased Property and Easement, respectively, listed on Schedule 2.1(c), free and clear of all Liens; and (iii) none of the lease agreements for the Leased Property or Easements will terminate as a result of the execution and delivery of this Agreement or any of the Transaction Documents nor the consummation of the transactions contemplated hereby.

(c)
To the County's Knowledge, the Owned Real Property, the Leased Property and Easements comprise all of the real property interests necessary for the Buyer to operate the Facilities and the Wastewater Collection Systems after the Closing as they are each presently being conducted by the County and they will each be conducted by the County on the Closing Date.

Section 4.6	Contracts.

The County is not a party to any Contract necessary to or otherwise used in the operation of the Facilities or the Wastewater Collection Systems other than the Contracts set forth on Schedule 2.1(d).  True and complete copies, or, in the case of oral Contracts, written summaries of all Assumed Contracts have been delivered to the Buyer.  All Assumed Contracts are in full force and effect and constitute the valid, legal, binding and enforceable obligation of the County, and, to the County’s Knowledge, the counterparties thereto in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws now or hereafter in effect relating to the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies.  No act or omission has occurred which, through the passage of time or the giving of notice, or both, would with respect to any Contract set forth on Schedule 2.1(d): (a) constitute a material default under any such Contract or cause the acceleration of any obligations of the County thereunder, (b) result in the creation of any Lien on any of the Purchased Assets, or (c) give rise to or result in the automatic termination thereof.  Except as set forth on Schedule 4.6, the County has not been notified that any party to any Assumed Contract that it intends to cancel, terminate, not renew or not to exercise an option to renew under any Assumed Contract, whether in connection with the transactions contemplated hereby or otherwise and no such action has been threatened or contemplated.

Section 4.7	Litigation.

The County has no Knowledge of the existence of any outstanding Orders of any Governmental Authority involving the Purchased Assets. The County has no Knowledge of the existence of any Litigation and there are no other actions, suits, or legal, administrative or arbitral proceedings or investigations (collectively, “Claims”) (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or, to the County’s Knowledge, threatened against or involving the Purchased Assets, and no material Claims have been instituted or, to the County’s Knowledge, threatened against or involving the Purchased Assets.

Section 4.8	Environmental.

(a)
The County has no Knowledge that any of the Owned Real Property or real property subject to any of the Easements (all, collectively, the “Real Property”) is or has been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation, Liability Information System (“CERCLIS”) or any similar state list, or is or has been the subject of any “Superfund” evaluation or investigation, or any other investigation or proceeding of any Governmental Authority or unaffiliated third party (each, a “Third Party”) or of the County evaluating whether any remedial action is necessary to respond to any release of any Hazardous Substance, pollutant or contaminant on or in connection with such Real Property.

(b)
To the Knowledge of the County, the County has received no notice, written or otherwise, which remains outstanding or unresolved, to the effect that the Facilities and the Wastewater Collection Systems are not being operated in compliance in all material respects with all Applicable Laws concerning the protection of the public health, public safety or the environment (“Environmental Laws”).  To the Knowledge of the County, the County has received no notice, written or otherwise, which remains outstanding or unresolved, (i) (A) alleging that the County or any of its agents is liable under any Environmental Law, or (B) ordering the County or any of its agents to remedy or recommending that the County or any of its agents remediate, any environmental damage to any Real Property or modify or upgrade its assets to comply with Environmental Laws, and (ii) to the County's Knowledge, no such claims or notices are threatened or pending.

(c)
The County has no Knowledge of any violation of Environmental Laws, which remains unremedied or unresolved, respecting the release or threatened release of any Hazardous Substance, pollutant or contaminant to any soil, groundwater, surface water, building component, wastewater, air or other media on or from any Real Property during the ownership, occupation or use of such Real Property by the County or any of its agents.

(d)
Except as set forth on Schedule 4.8(d), there are no and have not been any underground storage tanks, above-ground storage tanks, underground piping (except for water or sewer), asbestos-containing materials, polychlorinated biphenyls or Hazardous Substances used, stored, treated or disposed of at any Real Property.

(e)
Schedule 4.8(e) lists all environmental audits, assessments or reports and any other written information concerning the County’s actual or potential liability under any Environmental Law (collectively, “Environmental Reports”) in the possession or control of the County or any of its agents, including, without limitation, all Phase I, II and III environmental assessment reports with respect to the Real Property in the possession or control of the County or any of its agents.  A true and complete copy of each Environmental Report listed on Schedule 4.8(e) has previously been delivered by the County to the Buyer.

Section 4.9	Taxes; Rebates.

(a)	The County has no unpaid liability for Taxes required to have been paid with respect to any taxable periods ending on or prior to the Closing Date.

(b)
The County has no unpaid liability for any rebates or penalties in lieu of rebates pursuant to Section 148 of the Code and with respect to the Bonds, which evidence indebtedness (the "Bond Indebtedness") of the County to the Maryland Water Quality Financing Administration with respect to capital improvements to the Purchased Assets (such Bond Indebtedness being evidenced by the County's note, loan agreement and other related agreements (the "Related Bond Documents")).

(c)
The County has filed or will cause to be timely filed all filings to be made with the Internal Revenue Service or any other Governmental Authority in respect of the Bonds required to have been filed prior to or with respect to any periods ending on or prior to the Closing Date.

(d)
The County has not made or permitted to be made any use of the proceeds of the Bonds that has caused or would cause the Bonds to be “arbitrage bonds” within the meaning of Section 148 of the Code.  The County has complied with the provisions of Section 148 that are applicable to the Bonds.

(e)
(i) No deficiency for any amount of rebates or penalties in lieu of rebates has been asserted or assessed by the Internal Revenue Service or any other Governmental Authority with respect to the Bonds; (ii) no notice of audit or possible assessment has been received by the County from the Internal Revenue Service or any other Governmental Authority with respect to the Bonds, and (iii) the County has not agreed to any waiver or extension of the statute of limitations applicable to the imposition, assessment or collection of any rebate or penalties in lieu of rebate with respect to the Bonds.

Section 4.10	Compliance with Applicable Laws; Permits.

(a)
To the County's Knowledge, the County has received no notice, written or otherwise, which remains unremedied or unresolved, respecting any violation by the County or its agents of any Applicable Law applicable to the operations of one or more of the Facilities or the Wastewater Collection Systems as they are currently conducted or the other Purchased Assets as currently operated. The County has timely paid all applicable fees, including registration fees and maintenance fees, if any, required by any Governmental Authority to maintain the Permits in good standing.

(b)
Schedule 2.1(f) lists all Permits that are used by the County in the ownership, maintenance or operation of the Purchased Assets, as presently owned, maintained or operated.  A true and complete copy of each Permit listed on Schedule 2.1(e) has previously been delivered by the County to the Buyer.  To the County's Knowledge, all such Permits are in full force and effect, and the County has received no notice, written or otherwise, of default, suspension, revocation, or cancellation of any Permit from any Governmental Authority. To the County's Knowledge, the Permits listed in Schedule 2.1(f) are all of the Permits necessary for the County to conduct the operations of the Facilities, the Wastewater Collection Systems and the other Purchased Assets as currently conducted.

Section 4.11	Employees and Employee Benefits.

(a)
The County has heretofore delivered to the Buyer (and will re-deliver, as of the Closing Date) a true and complete list of all the employees of the County whose primary responsibilities are in respect of the operations of one or more of the Facilities, the Wastewater Collection Systems or the other Purchased Assets, their current respective positions or job classifications and their current respective wage scales or salaries, as the case may be, and vacation benefits (including all accrued vacation time). To the County's Knowledge, the County is, in respect of the operations of the Facilities, the Wastewater Collection Systems or the other Purchased Assets, in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice.

(b)
To the County’s Knowledge, the consummation of the transactions contemplated by this Agreement will not entitle any employee to severance pay, unemployment compensation or any similar payment, or accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any employee.

(c)
As of the Closing Date and for a period of at least three (3) years prior thereto, the County has not been a party to any labor and collective bargaining agreements with any employees whose responsibilities are in respect to the operations of the Facilities, the Wastewater Collection Systems or the other Purchased Assets.

Section 4.12	Undisclosed Liabilities.

The County has no material liabilities or obligations of any type (whether accrued, contingent, unliquidated or otherwise and regardless of when asserted) arising out of or which could reasonably be expected to arise out of any acts or omissions relating to the County or the ownership or operations of the Facilities, the Wastewater Collection Systems or the other Purchased Assets at or prior to the date hereof, or at or prior to the Closing Date, other than liabilities set forth on Schedule 4.12.

Section 4.13	Service Area and Customers.

(a)
The County has valid and enforceable rights to use and access the Service Area and to use, access, operate and otherwise conduct the operation of the Purchased Assets located within the Service Area, including the right to access and maintain the Purchased Assets located within the Service Areas. To the County's Knowledge, there is no pending Litigation by any Person involving the County’s ability to provide services or otherwise conduct the operations of the Facilities and the Wastewater Collection Systems or to access its properties or assets within, on or under the Service Area, including, without limitation, any Litigation by the County to annex or condemn all or any portion of the assets or properties of another Person within the Service Area.

(b)
As of the Closing Date, the Franchise Area will be extended to include the Service Area and the Buyer's Franchise and rights and obligations under the Franchise Agreement will extend to include its right to operate the Facilities and the Wastewater Collection System for their intended purposes, all subject to the terms, covenants and conditions set forth in the Franchise Agreement.

Section 4.14	Absence of Material Adverse Change.

Since December 31, 2007, there has been no Material Adverse Change or, to the County’s Knowledge, any event or circumstance, or liability or obligation of any nature (whether accrued, contingent, absolute, determined, determinable or otherwise), that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change.

Section 4.15	Customer and Supplier Relationships.

Schedule 2.1(g) lists all of the Suppliers of the County as of the date hereof, which Schedule 2.1(g) will be updated prior to the Closing to list all of the Suppliers as of the Closing Date.  Except as set forth on Schedule 4.15, the County has not received any written notice from any Customer or Supplier regarding its intent to, or its attempt or threat to, cancel its Contract or its other relationship with the County or to substantially reduce its purchases from the County or its sales to the County, as the case may be, whether as a result of the transactions contemplated by this Agreement or otherwise.  To the County’s Knowledge, the County is not engaged in any disputes with any Customer or Supplier the outcome of which could result in a Material Adverse Change.

Section 4.16	No Brokers.

Neither the County or any Person acting on behalf of the County nor any Representative of the County has agreed to pay a commission, finder’s or investment banking fee, or similar payment in connection with this Agreement or any matter related hereto to any Person, nor has any such Person taken any action on which a claim for any such payment could be based, other than payments for which the Buyer will have no liability or obligation.

Section 4.17	Disclosure.

All agreements, schedules, exhibits, certificates or reports furnished or to be furnished to the Buyer by or on behalf of the County in connection with this Agreement or the transactions contemplated hereby are true, complete and accurate in all material respects.  None of the representations and warranties set forth in this Agreement (as modified by the disclosure schedules thereto), the schedules and certificates furnished by the County to the Buyer pursuant hereto, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 4.18	No Other Representations and Warranties.

Except for the representations and warranties contained in this Article IV, the County makes no other representations or warranty with respect to the County, the Facilities, the Purchased Assets, the Bonds or the Related Bond Documents.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer makes the following representations and warranties to the County. Each of the following representations and warranties, and each part thereof, shall be read and qualified as being made only to the Buyer's Knowledge, as being true and correct as of the date hereof (whether or not any of the same specifically refer to such qualification). The continued truth and correctness of the same, as of the Closing Date, shall be a condition precedent of the obligation of the County to proceed with Closing on the Closing Date.

Section 5.1	Organization and Good Standing.

The Buyer is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware.  The Buyer has full corporate power and authority to own its properties and carry on its business as it is now being conducted.

Section 5.2	Authority and Validity.

The execution and delivery by the Buyer, the performance by the Buyer under, and the consummation by the Buyer of the transactions contemplated by, this Agreement and the Transaction Documents to which the Buyer is a party, have been duly and validly authorized by all required corporate action by or on behalf of the Buyer.  This Agreement has been, and the Transaction Documents to which the Buyer is a party will be, duly and validly executed and delivered by the Buyer and constitute valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws now or hereafter in effect relating to the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies.

Section 5.3	No Violation.

There is no legal action, proceeding or investigation pending or, to the knowledge of the Buyer, threatened against the Buyer, nor is there any Judgment outstanding against the Buyer or to or by which the Buyer is subject or bound that materially adversely affects the ability of the Buyer to consummate any of the transactions contemplated hereby.

Section 5.4	Consents.

Except for and subject to the receipt of the Required Consents, no consent, approval, permit, authorization of, declaration to or filing with any Governmental Authority or any other Person on the part of the Buyeris required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.5	No Brokers.

Neither the Buyer nor any Person acting on behalf of the Buyer has agreed to pay a commission, finder’s fee, investment banking fee or similar payment in connection with this Agreement or any matter related hereto nor has the Buyer taken any action on which a claim for any such payment could be based.

Section 5.6	Disclosure.

None of the representations and warranties set forth in this Agreement (as modified by the disclosure schedules thereto), the schedules and certificates furnished by the Buyer to the County pursuant hereto, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 5.7	No Other Representations and Warranties.

Except for the representations and warranties contained in this Article V, the Buyer makes no other representations or warranty with respect to the Buyer.

ARTICLE VI
PRE-CLOSING COVENANTS

During the period from the date of this Agreement through and including the Closing Date:

Section 6.1	Conduct of Business Pending Closing.

Except as set forth in Schedule 6.1 or as may be first consented to by Buyer in writing, during the period from the date of this Agreement through and including the Closing Date, the County shall conduct the operations of the Facilities, the Wastewater Collection Systems and the other Purchased Assets according to its ordinary and usual course of business and preserve intact the Purchased Assets and will not sell, lease, transfer, assign or convey any Purchased Assets, amend modify, cancel or terminate any Assumed Contract, will not amend any Tax Return and will otherwise maintain satisfactory relationships with respect to the Purchased Assets with other Governmental Authorities, Suppliers, agents, Customers, and others having relationships with the County in respect of the operations of the Facilities, the Wastewater Collection Systems or the other Purchased Assets or the Bonds.  In addition, the County shall promptly notify the Buyer in writing of any notice or other communication that it receives (written or oral) respecting any Litigation or Audit involving or affecting the Purchased Assets.  Without limiting the foregoing and except as set forth on Schedule 6.1 or as may be first consented to by Buyer in writing, the County shall not:

(a)	enter into any Contract other than with Customers or Suppliers in the ordinary course of business substantially as conducted heretofore;

(b)	cause any Material Adverse Change or perform or not perform any action the performance or non-performance of which would reasonably be expected to result in a Material Adverse Change;

(c)
make any loan or advance to any Customer, Supplier or employee whose responsibilities involve the operation of the Purchased Assets, other than for services provided to Customers on credit or advances to employees under a Benefit Plan, in each case, in the ordinary course of business consistent with past practice;

(d)
(i) incur any Indebtedness in respect of the Purchased Assets, except expenses and current liabilities incurred in connection with or for services rendered or goods supplied in the ordinary course of business or obligations or liabilities incurred by virtue of the execution of this Agreement, or (ii) create any Lien on any Purchased Assets;

(e)
cancel, waive or release any debt, right or claim in respect of the Purchased Assets or the ownership or operation thereof, except, in each case, in the ordinary course of business consistent with past practice;

(f)
change the accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) utilized by the County involving or affecting the Purchased Assets or the ownership or operation thereof;

(g)	make any capital expenditure or commitment therefore for which the Buyer will be liable at or following the Closing or that will increase the Net Asset Value of any of the Purchased Assets;

(h)
make, revoke or change any Tax election, or settle any matter relating to Taxes involving or affecting the Purchased Assets or the ownership or operation thereof or any matter relating to rebates or penalties in lieu of rebates involving or affecting the Bonds;

(i)
increase the wages or salaries, as the case may be, or vacation benefits provided to any employee whose primary responsibilities are in respect of the operations of one or more of the Facilities or the Wastewater Collection Systems, other than such increases in the ordinary course of business substantially as conducted heretofore; or

(j)	take any action that if taken after the date of this Agreement would constitute a variance from or breach of the representations and warranties set forth in Article IV of this Agreement.

Section 6.2	Supplements to Schedules.

The County, on the one hand, and the Buyer, on the other, shall promptly give to the other notice with respect to any matter or change hereafter arising which, if existing or occurring on or before the date hereof, would have been required to be set forth or described in any of the Schedules hereto or which is necessary to correct or make the representations and warranties contained herein correct and complete as of the Closing Date and shall supplement or amend the Schedules hereto as appropriate with respect to such matters.  If at any time at or prior to the Closing the County discloses pursuant to this Section 6.2 any such change that constitutes a Material Adverse Change, or relates to any material and adverse events, facts or circumstances, then the Buyer shall have the right and option, exercisable at any time prior to Closing, to terminate this Agreement upon giving written notice to the County or, alternatively, to accept the disclosure in exchange for indemnification by the County in respect thereof on terms mutually acceptable to Buyer and the County.

Section 6.3	Access and Cooperation; Results of Due Diligence Investigation.

(a)
The County shall provide the Buyer and its Representatives with all information that the Buyer may reasonably request in connection with this Agreement and the transactions contemplated hereby in auditable form. Upon reasonable prior notice, the County shall provide the Buyer and its Representatives with access during regular business hours to the Purchased Assets and the Books and Records (as defined in the Franchise Agreement) relating to the Purchased Assets, Customers and Suppliers of the County and the Bonds and Related Bond Documents. The County and its Representatives will also cooperate with the Buyer and its Representatives, including the Buyer’s auditors and counsel, in the Buyer’s due diligence investigation of the Purchased Assets (including, without limitation, a title review or in obtaining title opinions satisfactory to the Buyer as to the County’s rights, title or interest in and to the Owned Real Property, the Easements, the Leased Property and the Plant and Equipment) and any Liabilities in respect thereof and the Liabilities or obligations of the County in respect of the Bonds or other Indebtedness of the County involving or affecting the Purchased Assets.  In addition, the County and its Representatives will cooperate with the Buyer and its Representatives in the preparation of any documents or other materials required in connection with the transactions contemplated by this Agreement.  The County and the Buyer shall also use their respective reasonable efforts to satisfy all conditions to Closing and all other matters relating to the consummation of the transactions contemplated by this Agreement and the Transaction Documents.  The County and the Buyer shall cooperate with each other in connection with any filings with any other Governmental Authority, including, without limitation, all filings with the PSC, and shall use their reasonable efforts to furnish to each other all information required for any such filing to be made with any Governmental Authority in connection with the transactions contemplated by this Agreement.

(b)
If in the course of the Buyer’s due diligence investigation, the Buyer discovers or identifies any Purchased Assets that are not in good condition or repair (ordinary wear and tear excepted), defects of title, defects or impediments in the right to use, or Liens or Liabilities other than the Liens or Liabilities disclosed by the County in the Disclosure Schedules attached hereto with respect to, any of the Purchased Assets, or Indebtedness other than the Bond Indebtedness then, prior to the Closing and promptly following discovery or identification thereof, the Buyer shall notify the County of such deficiencies in condition, defects of title, defects or impediments to use, Liens or Liabilities or Indebtedness discovered or otherwise identified by the Buyer in the course of its due diligence investigation.  Promptly following receipt of such notice from the Buyer and prior to the Closing, the County shall notify the Buyer as to whether it intends to elect to use its commercially reasonable efforts to repair, or remove or otherwise correct all defects of title or defects or impediments in the right to use, any of the Purchased Assets so discovered or identified by the Buyer or to satisfy and discharge or obtain and, if applicable, file with the appropriate Governmental Authority, duly executed release agreements, termination statements, lien releases or such other release and termination instruments with respect to any and all such Liens or Liabilities or Indebtedness so discovered or identified by the Buyer. The County shall be under no obligation to make any such election, provided that, (i) the County shall be obligated to take action to satisfy and discharge any Indebtedness and to remove or release any Lien or Liability with respect to any of the proposed Purchased Assets to the extent that any such Indebtedness may be satisfied and discharged or such Lien or Liability may be removed or released solely by the payment of money (in which case the County shall be obliged to take action to make such payment and to satisfy and discharge such Indebtedness or to remove or release such Lien or Liability, as the case may be, not later than the Closing Date); and (ii) under no circumstances shall the County be obliged to commence, prosecute, join in or to defend against any judicial action with respect to any such defects of title, defects or impediments in the right to use or Liens or Liabilities as identified by the Buyer. If, at or prior to Closing, the Buyer shall not be satisfied in its sole discretion that the County shall convey to the Buyer (i) the Purchased Assets in good condition and repair (subject to ordinary wear and tear), (ii) good, marketable, valid and legal title to or a valid right to use any Purchased Asset, free and clear of all Liens, or (ii) that the Indebtedness to be satisfied and discharged or the Liens or Liabilities requested by the Buyer to be released pursuant to this Section 6.3 have not been respectively satisfied and discharged or released, in each case, as determined by the Buyer in its sole discretion, then the Buyer shall have the right and option, exercisable by written notice at any time at or prior to Closing, (w) to exclude one or more of such assets from the Purchased Assets (which assets the Buyer shall identify in writing to the County) and to reduce the Cash Purchase Price to be paid to the County by the amount of the Net Asset Value ascribed to each such asset, (x) solely with respect to such Purchased Assets for which the Buyer shall determine that the County shall not convey to the Buyer good, marketable, valid and legal title, and subject to the agreement of the County, to accept indemnification from the County in respect of all Liabilities of the Buyer arising out of or relating to such defects of title, notwithstanding any provisions to the contrary in Section 10.1 of this Agreement, but otherwise subject to the terms, conditions and limitations set forth in Article X of this Agreement, or (y) to terminate this Agreement.  If the Buyer elects to exclude any asset from the Purchased Assets pursuant to clause (w) of the foregoing sentence, the Buyer hereby waives any right to indemnification or other remedies available to the Buyer under this Agreement with respect to any inaccuracies in or breaches of the representations and warranties contained in this Agreement with respect to each such asset that is excluded from the Purchased Assets.

Section 6.4	Application for PSC Approval.

Not later than three (3) full calendar months prior to the date otherwise fixed for Closing, the Buyer will prepare and submit all necessary applications to the PSC for the approval of the transactions contemplated by this Agreement and the customer rates to be charged by the Buyer based on cost of services principles for those Customers served by the Facilities.

Section 6.5	Exclusive Dealing Prior to Closing.

The provisions of the paragraph under the caption “Exclusive Dealing” of each Letter of Intent shall continue in full force and effect until Closing, at which time such provisions shall terminate and be of no further force or effect.

Section 6.6	Compliance with Bulk Transfer Act.

If the parties determine that all or any part of the transactions contemplated in this Agreement constitute a bulk transfer subject to the provisions of Title 6 of the Commercial Law Article of the Annotated Code of Maryland then, on or before the fifteenth (15th) day prior to the anticipated date of the Closing, the County shall deliver to the Buyer a statement (the “Bulk Transfer Statement”) containing each and every item of information that is required to be included in a notice to creditors under the provisions of Section 6-107 of the Commercial Law Article of the Annotated Code of Maryland.  The County hereby jointly and severally represent, warrant and covenant that the information set forth in the Bulk Transfer Statement shall be accurate and complete at and as of the date delivered and at and as of the Closing.  The Buyer shall then submit a notice to all creditors specified in the Bulk Transfer Statement and to the Comptroller of the State of Maryland at least ten (10) days prior to Closing.  If any creditor (or the Comptroller) asserts a claim in response thereto prior to Closing, the County shall, at Closing, pay and discharge all such claims to the applicable creditor.

Section 6.7	Cooperation Obtaining Approvals from Governmental Authorities.

From the date of this Agreement through the Closing Date, upon request by the Buyer, the County shall support in writing and otherwise reasonably cooperate with the Buyer to assist the Buyer in the obtaining of, any authorizations or other Permits, including a franchise, from any Governmental Authority sought by the Buyer in connection with this Agreement or the transactions contemplated hereby. Within ten (10) days following the execution and delivery of this Agreement by the Buyer and the County, the County shall engage nationally recognized bond counsel of its own choosing and acceptable to the Maryland Water Quality Financing Administration and the Buyer to represent the County in connection with the defeasance or prepayment of the Bonds.  Promptly following the County’s engagement of its nationally recognized bond counsel pursuant to the foregoing sentence, the County and its bond counsel shall consult with the Buyer and the Buyer’s legal counsel regarding the defeasance or prepayment of the Bonds.

ARTICLE VII
POST-CLOSING COVENANTS

Section 7.1	Payment of Taxes and Rebates; Audits.

From and after the Closing through and including the date that is the seventh (7th) anniversary of the Closing Date, the County and the Buyer shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such data relating to Taxes, prior Tax Returns, rebates or penalties in lieu of rebates with respect to the Bonds pursuant to Section 148 of the Code, filings with the Internal Revenue Service or other Governmental Authorities in respect of Taxes or the Bonds and other information as may be reasonably requested for the preparation by the Buyer or the County of any Tax Returns or other filings with the Internal Revenue Service or other Governmental Authorities in respect of the Bonds (or rebates or penalties in lieu of rebates in respect thereof), elections, consents or certificates required to be prepared and filed by the Buyer or the County and any audit or other examination by the Internal Revenue Service or any Governmental Authority, or judicial or administrative examination, proceeding or other enforcement action relating to liability for Taxes or in respect of the Bonds (or rebates or penalties in lieu of rebates in respect thereof) by the Internal Revenue Service or other Governmental Authority (each, an “Audit”).  The Buyer and the County will each retain and provide to the other party all Books and Records and other information which may be relevant to any such Tax Return or filings with the Internal Revenue Service or other Governmental Authorities in respect of the Bonds (or rebates or penalties in lieu of rebates in respect thereof), Audit or determination, and will each provide the other party with any final determination of any such Audit or determination that affects any amount required to be shown on any Tax Return of the other party for any period or in respect of the Bonds.  Without limiting the generality of the foregoing, each of the Buyer and the County shall retain copies of all Tax Returns or other filings with the Internal Revenue Service or other Governmental Authorities in respect of the Bonds (or rebates or penalties in lieu of rebates in respect thereof), supporting work schedules and other records relating to tax or other reporting periods or portions thereof ending prior to or on the Closing Date.

Section 7.2	Access to Books and Records.

From and after Closing, the County will give the Buyer and its Affiliates such access to the Books and Records and other documents relating to the Purchased Assets in the possession of the County or its agents relating to the periods ending at or prior to the Closing and reasonable access during normal business hours to such individuals as were elected or appointed officials, officers, boards, commissions, commissioners, agents, employees or other service providers of the County during any periods ending at or prior to the Closing and who are employees of the County or its agents as of the date of such request as the Buyer shall reasonably request as necessary for the preparation of the Tax filings of the Buyer or its Affiliates and to defend or prosecute any Litigation.  The County and its agents shall maintain all such Books and Records and other documents for a period of at least seven (7) years or as otherwise required by Applicable Laws.  From and after the Closing, the Buyer will give the County and its agents such access to any Books and Records relating to the periods ending at or prior to the Closing within the possession or control of the Buyer or its Affiliates and reasonable access during normal business hours to such individuals as were employees of the County during any periods ending at or prior to the Closing and who are employees of the Buyer as of the date of such request as the County and its agents shall reasonably request as necessary for the preparation of reports of the County required by Applicable Laws or to prosecute any Litigation.  The Buyer shall maintain all such Books and Records for a period of at least seven (7) years or as otherwise required by Applicable Laws.

Section 7.3	Employee Matters.

(a)
At or immediately after the Closing, the Buyer or one of its Affiliates shall offer employment to commence at the Closing Date to up to nine (9) employees of the County identified on schedules previously delivered to the Buyer by the County, on the same terms and conditions with respect to salary or wages and vacation (as such salary or wages and vacation are respectively described on such provided schedules) at which each such employee was employed by the County immediately prior to the Closing Date; provided, however, that this Section 7.3(a) shall obligate the Buyer to offer employment only to those employees of the County set forth on such provided schedules who are actively employed by the County as of the close of business on the day immediately prior to the Closing Date.

(b)
All employees hired by the Buyer or its Affiliates pursuant to offers of employment under Section 7.3(a) (the “Hired Employees”) will be permitted to elect to participate in the health and welfare employee benefit plans of the Buyer or its Affiliates in which the Buyer’s employees with similar positions and responsibilities may elect to participate, subject to the employment policies and procedures of the Buyer or its Affiliates and the applicable terms and conditions of the employee benefit plans of the Buyer or its Affiliates. The Buyer shall not be required to accept, and shall not accept, any rollovers or other transfers of any amounts into its or any of its Affiliate’s employee benefit plans.

(c)
All Hired Employees shall be “at-will” employees of the Buyer or its Affiliates and nothing expressed or implied in this Agreement will obligate the Buyer or its Affiliates or their respective successors or assigns to provide continued employment to any such Hired Employee for any specified period of time following the Closing Date.  After the Closing Date, the Buyer and its Affiliates will be the sole judge of the number, identity and qualifications of the employees necessary for the conduct of the operations of the Facilities, the Wastewater Collection Systems and the other Purchased Assets and reserves the right to take any personnel action it deems necessary or appropriate with respect to the Hired Employees.

Section 7.4	Conversion of the Cherry Hill Facility to Transfer Station.

(a)
Within five (5) years after the Closing Date, the Buyer or its Affiliates will complete the conversion of the Cherry Hill Facility to a transfer station; provided that the Buyer or its Affiliates shall have been granted all consents, approvals, authorizations and Permits relating to the conversion are granted to the Buyer or its Affiliates and no event of Force Majeure (as defined in the Franchise Agreement) shall have occurred.

(b)
The County shall cooperate with the Buyer and its Affiliates, in connection with all consents, approvals, authorizations and Permits relating to the conversion of the Cherry Hill Facility to a transfer station pursuant to this Section 7.4 (such costs of preparing and filing the application(s) to be borne by the Buyer and its Affiliates) and will furnish to the Buyer or its Affiliates any information in the County’s possession required for such applications to be made with the Governmental Authority.  Nothing set forth in this Agreement shall require the Buyer or its Affiliates to defend against any governmental challenges or denials of any application made by the Buyer or its Affiliates pursuant to this Section 7.4.

(c)
In the event the County is required by the Maryland Department of the Environment (“MDE”) to provide reasonable assurance of the availability of nutrient credits beyond those otherwise available to the County to meet the operational needs of the County’s wastewater facility known as Seneca Point (the “Seneca Point Facility”) at a date earlier than five (5) years after the Closing Date, the Buyer will use its commercially reasonable efforts to make such nutrient credits available to the County in a timely manner by conversion of the Cherry Hill Facility to a transfer station, provided that the Buyer or its Affiliates shall have been granted all consents, approvals, authorizations and Permits relating to the conversion are granted to the Buyer or its Affiliates by the applicable Governmental Authorities necessary for increased disposal rights at the wastewater facility known as Meadowview.

(d)
Notwithstanding the provisions of Section 7.4(a) of this Agreement, the Buyer shall not be required to convert the Cherry Hill Facility to a transfer station within five years after the Closing Date in accordance with Section 7.4(a) in the event that there shall not be the anticipated increased wastewater flow within the Service Area or the County shall not require in any material respect excess nutrient credits at its Seneca Point Facility during such five year period.

Section 7.5	CECO Utilities.

The provisions of the Cherry Hill Letter of Intent in the second paragraph under the caption “Overview” shall continue in full force and effect until the execution and delivery of a definitive agreement with CECO Utilities, at which time such provision of the Cherry Hill Letter of Intent shall terminate and be of no further force or effect.  The Buyer shall use its commercially reasonable efforts to prepare, negotiate and execute a definitive agreement with CECO Utilities.

Section 7.6	Rate Structure.

(a)
From the Closing Date until December 31, 2010 (the “Rate Stabilization Period”) and subject to the approval of the PSC, the Buyer shall be permitted to increase the rates for customers in existence on and after the Closing Date in the Service Area only on an annual basis by the change in the Revised Consumer Price Index for all Urban Consumers, all items, U.S. City Average, as reported by the Bureau of Labor Statistics, Department of Labor (the “CPI”).  The change in the CPI shall be determined by multiplying the existing customer rates by a fraction (a) the numerator of which is the difference between (i) the CPI for the last full calendar year, and (ii) the CPI for the last full calendar year for the preceding year (the “Prior Year’s CPI”), and (b) the denominator of which is the Prior Year's CPI.  Each change in CPI pursuant to this Section 7.5(a) shall be calculated as of January 1 of each calendar year within the Rate Stabilization Period and shall be determined by the Buyer within forty-five (45) days after the date on which the CPI for the last full calendar year is publicly released by the Bureau of Labor Statistics, Department of Labor, which adjustment in rates shall be applied retroactively to January 1 of each such calendar year within the Rate Stabilization Period.

(b)
During the Rate Stabilization Period, upon request by the Buyer, the County shall support in writing and otherwise reasonably cooperate with the Buyer to assist the Buyer in the obtaining of any authorizations or other Permits from the PSC sought by the Buyer in connection with the adjustment of the customer rates for the Service Area pursuant to Section 7.6(a).

(c)
Nothing set forth in this Agreement shall prohibit the Buyer’s imposition of PSC-approved connection fees or charges on new customers in the Service Area who are served by any Facility beginning after the Closing Date.

Section 7.7	Further Assurances.

At any time and from time to time after the Closing, at the Buyer’s reasonable request and without further consideration (but at the Buyer’s cost of preparation and filing), the County promptly shall execute and deliver such confirmatory instruments of sale, transfer, conveyance, assignment and confirmation, and take such other reasonable action, as the Buyer may reasonably request to transfer, convey and assign to the Buyer, and to confirm the Buyer’s right, title and interest in and to, all of the Purchased Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purposes and intent of this Agreement.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COUNTY

The obligations of the County with respect to actions to be taken on the Closing Date are subject to the satisfaction by the Buyer or waiver by the County on or prior to the Closing Date of each of the conditions set forth in this Article VIII.

Section 8.1	Representations and Warranties.

All representations and warranties of the Buyer contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and a certificate to the foregoing effect dated the Closing Date and signed by an authorized officer of the Buyer shall have been delivered to the County.

Section 8.2	Performance of Obligations.

Each and all of the agreements of the Buyer to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects, each of the documents, agreements, consents and other items to be delivered to the County pursuant to Section 3.2(b)shall have been delivered, and the Buyer shall have delivered to the County a certificate, dated as of the Closing Date, to such effect signed by an authorized officer of the Buyer.

Section 8.3	No Litigation

No Litigation before a court or any other Governmental Authority shall have been instituted or threatened seeking to restrain or prohibit the transactions contemplated by this Agreement, and no Governmental Authority shall have taken any other action prohibiting the County from proceeding with the transactions hereunder.

Section 8.4	Consents and Approvals.

All necessary consents of and filings required to be obtained or made with any Person or any Governmental Authority relating to the consummation of the transactions contemplated herein (collectively, “Required Consents”) to be obtained or made by the Buyer shall have been obtained and made by the Buyer and the Buyer shall be ready to perform under such Required Consents.

ARTICLE IX
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER

The obligations of the Buyer with respect to actions to be taken on the Closing Date are subject to the satisfaction by the County (as applicable) or waiver by the Buyer on or prior to the Closing Date of all of the conditions set forth in this Article IX.

Section 9.1	Representations and Warranties.

All the representations and warranties of the County contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and a certificate to the foregoing effect, dated as of the Closing Date and signed by an authorized person on behalf of the County, shall have been delivered to the Buyer.

Section 9.2	Performance of Obligations.

Each and all of the agreements of the County to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects, each of the documents, agreements, consents and other items to be delivered to the County pursuant to Section 3.2(a)shall have been delivered, and the County shall have delivered to the Buyer a certificate, dated as of the Closing Date to such effect, signed by an authorized person on behalf of the County.

Section 9.3	No Litigation.

No Litigation before a court or any other Governmental Authority shall have been instituted or threatened seeking to restrain or prohibit the transactions contemplated by this Agreement, and no Governmental Authority shall have taken any other action prohibiting the Buyer from proceeding with the transactions hereunder.

Section 9.4	PSC Approval.

An order or other authorization of the PSC approving the transactions contemplated by this Agreement and the customer rates to be charged by the Buyer based on cost of service principles for those Customers served by the Facilities shall have been obtained by the Buyer and shall be in full force and effect as of the Closing.

Section 9.5	Consents and Approvals.

All Required Consents to be obtained or made by the County shall have been obtained and made and the County shall be ready to perform under such Required Consents, including those described on Schedule 4.2.

Section 9.6	Satisfaction of Indebtedness; Release of Liens.

The County shall have provided the Buyer with the Payoff Letters and UCC-3s or other releases or documentation to be delivered pursuant to Section 3.2(a)(xii) and (xiii) for the payment and satisfaction in full all obligations of the County for any and all Indebtedness of the County involving or affecting the Purchased Assets, and fully and finally released and terminated all Liens in respect thereof.

Section 9.7	Absence of Certain Changes.

No change that constitutes or results in a Material Adverse Change shall have occurred or arisen.

Section 9.8	Financing.

If Buyer shall have made application to the County to finance the Cash Purchase Price pursuant to Section 2.4(a) of this Agreement, the Buyer shall have obtained such financing.

Section 9.9	Due Diligence.

The Buyer shall have notified the County in writing that the Buyer has completed and is satisfied, as determined by the Buyer in its sole discretion, with its due diligence, investigation, review and analysis of the Facilities, the Wastewater Collection Systems and the other Purchased Assets, including, without limitation, an investigation into the condition of the Purchased Assets and a review and analysis (including such title or other opinions as the Buyer may determine in its sole discretion) of the County’s title to or rights to use the Purchased Assets, the Liabilities associated therewith, including without limitation, any Indebtedness involving or affecting the Purchased Assets, in each case, satisfactory to the Buyer in its sole discretion.

ARTICLE X
INDEMNIFICATION

Section 10.1	Obligations of the County.

Subject to the provisions below, the County shall, at its sole cost and expense, indemnify, hold harmless, and defend the Buyer and its Affiliates and their respective owners, members, directors, managers, officers, employees, agents, representatives successors and assigns (each, a “Buyer Indemnified Person” and collectively, the “Buyer Indemnified Persons”) against any and all Liabilities, suits, causes of action and proceedings, whether for damages or otherwise, arising out of or alleged to arise out of (a) any inaccuracy in, or breach or nonperformance of, any of the representations, warranties, covenants or agreements made by the County in or pursuant to this Agreement (other than the representations and warranties made by the County in Sections 4.4(b) or 4.5(a)(ii)) or (b) the Excluded Liabilities.

Section 10.2	Obligations of the Buyer.

Subject to the provisions below, the Buyer shall, at its sole cost and expense, indemnify, hold harmless, and defend the County and the elected and appointed officials, officers, boards, commissions, commissioners, agents, and employees (each, a “County Indemnified Person” and collectively, the “County Indemnified Persons”), against any and all Liabilities, suits, causes of action and proceedings, whether for damages or otherwise, arising out of or alleged to arise out (a) any inaccuracy in, or breach or nonperformance of, any of the representations, warranties, covenants or agreements made by the Buyer in or pursuant to this Agreement, or (b) the Assumed Liabilities.

Section 10.3	Procedure.

(a)
Each Buyer Indemnified Person and County Indemnified Person shall be referred to collectively herein as an “Indemnified Person.”  Any Indemnified Person seeking indemnification with respect to any actual or alleged Liability shall give notice to the Person from whom indemnification is sought (each, an “Indemnifying Person”) on or before the date specified in Section 10.4, but within thirty (30) day of receipt of notice of a Liability for which an Indemnifying Person is obligated to indemnify an Indemnified Person.  The Indemnified Person shall take action necessary to avoid entry of a default judgment if such action is needed before the Indemnified Person provides the Indemnifying Person notice; provided, however, that no such action shall in any way prejudice or harm the Indemnifying Persons.  In the event that the Indemnified Person does not timely notify the Indemnifying Person under this Section 10.3 of any Liability for which the Indemnifying Person is obligated to indemnify the Indemnified Person and such failure in any way prejudices or harms the Indemnifying Person (including, without limitation, any defense, right or remedy of the Indemnifying Person), then the Indemnifying Person shall be under no obligation to indemnify the Indemnified Person to the extent of any such prejudice or harm to the Indemnifying Person.

(b)
With respect to an Indemnifying Person’s indemnity obligations set forth in Section 10.1 or 10.2, as the case may be, the Indemnifying Person shall provide the defense of any Liability brought against the Indemnified Person by selecting counsel of the Indemnifying Person’s choice to defend the Liability, subject to the consent of the Indemnified Person, which shall not be unreasonably withheld, conditioned or delayed. Nothing in this Agreement shall be deemed to prevent the Indemnified Person from cooperating with the Indemnifying Person and participating in the defense of any Liability by its own counsel at its own cost and expense, provided however, that after consultation with the Indemnified Person, the Indemnifying Person shall have the right to defend, settle or compromise any claim, suit, cause of action, or proceeding arising hereunder, so long as the settlement includes a full release of the Indemnified Person, and the Indemnifying Person shall have the authority to decide the appropriateness and the amount of any such settlement. If the Indemnified Person does not consent to the terms of any such settlement or compromise, then the Indemnifying Person shall not settle the Liability but its obligation to indemnify the Indemnified Person shall in no event exceed the amount of such settlement.  Notwithstanding the foregoing, the Indemnifying Person shall be entitled to settle or compromise any Liability for which the Indemnifying Person is obligated to indemnify the Indemnified Person without the consent of the Indemnified Person, if such settlement or compromise requires only the payment of money damages and/or a full release of the Liability against the Indemnified Person.  If the Indemnifying Person fails, after notice pursuant to Section 10.3(b), to undertake the Indemnified Person’s defense of any Liabilities encompassed within this Article X, then the Indemnifying Person’s indemnification shall include, but is not limited to, the Indemnified Person's reasonable attorneys' fees, including fees for outside counsel hired to defend the Indemnified Person, incurred in defending against any such claim, suit, cause of action, or proceeding, any interest charges arising from any claim, suit, cause of action, or proceeding arising under this Agreement or Applicable Laws, the Indemnified Person’s out-of-pocket expenses, and the reasonable value of any services rendered by the County Attorney, or the County staff or its employees, if the County is the Indemnified Person, or, if the Buyer is the Indemnified Person, the reasonable value of any in-house attorney, staff or employees of the Buyer.

(c)
Neither the provisions of this Article X nor any damages recovered by the Indemnified Person shall be construed to limit the liability of the Indemnifying Person or its contractors or subcontractors for damages under the Agreement or Applicable Laws or to excuse the faithful performance of obligations required by the Agreement, except to the extent that any monetary damages suffered by the Indemnified Person have been satisfied by a financial recovery under this section or other provisions of the Agreement or Applicable Laws.  The Indemnified Person shall not be entitled to recover any amount under this Agreement with respect to any Liability for which the Indemnifying Person is obligated to indemnify the Indemnified Person, if and to the extent that the Indemnified Person shall have actually recovered any amount with respect to such Liability.  The Indemnified Person shall use its reasonable efforts to claim and recover any damages suffered by it under any insurance policy or third party indemnity it may have, which amounts shall be deducted from any amount for which the Indemnifying Person is obligated to indemnify the Indemnified Person under this Agreement.

(d)	Nothing in this Agreement shall be construed to waive the County’s governmental immunity.

(e)
In the event of any action or proceeding brought against an Indemnified Person for which the Indemnified Person is entitled to indemnification under this Agreement, the Indemnifying Party shall not admit any liability in any such  matter on behalf of the Indemnified Party, and the Indemnified Party shall not admit any liability for any such Liability for which the Indemnified Party is indemnified under this Agreement without the prior written consent of the Indemnifying Party.

(f)
Anything to the contrary in this Agreement notwithstanding, neither party shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, when such loss is caused by any of the perils which are or could be insured against under a standard policy of full replacement costs insurance for fire, theft and all risk coverage, or losses under workers’ compensation laws and benefits, event though such loss or damage might have been occasioned by the negligence of such party, its agents or employees (this clause shall not apply, however, to any damage caused by intentionally wrongful actions or omissions).

Section 10.4	Survival of Certain Provisions.

(a)
The representations and warranties of the County and the Buyer set forth in Article IV and Article V shall survive the Closing and shall continue in full force and effect without limitation after the Closing until the expiration of the statute of limitations applicable thereto has expired.

(b)
Except as otherwise set forth in Section 10.4(a), each of the covenants, agreements and obligations of the parties contained in this Agreement, including, without limitation, the indemnification obligations of the County and the Buyer set forth in Sections 10.1 and 10.2 will survive the Closing and will continue in full force and effect in accordance with its terms, or, if not specific as to duration, until the expiration of the applicable statutes of limitations relating thereto.

(c)
Each period of survival of the representations and warranties, covenants and agreements prescribed by Section 10.4(a) and (b) above is referred to as a “Survival Period.”  The liabilities of each party under its respective representations and warranties, covenants and agreements will expire as of the expiration of the applicable Survival Period; provided, however, that such expiration will not include, extend or apply to any representation or warranty or covenant the breach of which has been asserted by a party in a written notice to the other party before such expiration.

(d)	All indemnities provided for in the Agreement shall apply even in the event of joint and/or concurrent negligence, strict liability, or other fault of the party whose liability is indemnified.

Section 10.5	Remedies.

(a)            Each party hereto acknowledges that irreparable damage would result if this Agreement is not specifically enforced.  Therefore, the rights and obligations of the parties under the Agreement, including, without limitation, their respective rights and obligations to sell and purchase the Purchased Assets and comply with the covenants set forth in this Agreement, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and/or appropriate injunctive relief may be applied for and granted in connection therewith.  Each party hereto agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement relating to the Closing and hereby agrees to waive the defense that a remedy at law would be adequate in any action for specific performance or injunctive relief hereunder.  Each party hereto agrees to waive any rights to require the other party hereto to prove actual damages or post a bond or other security as a condition to the granting of any equitable relief under this Section 10.5.

(a)
Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.  All rights and remedies of any party described in this Agreement are cumulative of each other and of every right or remedy such party may otherwise have.

ARTICLE XI
TERMINATION

Section 11.1	Termination.

This Agreement may be terminated at any time prior to the Closing upon the occurrence of any of the following:

(a)	at any time, by mutual written consent of the Buyer and the County;

(b)
by either the Buyer or the County at any time (if such party itself is not then in material breach of any of its representations and warranties, covenants, agreements or other obligations contained in this Agreement), if the other party is in material breach or default of any of its representations and warranties, covenants, agreements or other obligations herein, which breach or default remains uncured for a period of thirty (30) days after such other party’s receipt of written notice of such breach or default;

(c)	by the Buyer at any time pursuant to Section 6.2 or Section 6.3(b) of this Agreement;

(d)	by the Buyer at any time, if the Buyer determines in its sole discretion that the condition to Closing set forth in Section 9.9of the Agreement shall not be satisfied; or

(e)
by either the Buyer, on the one hand, or the County, on the other, (if such party itself is not then in material breach of any of its representations and warranties, covenants, agreements or other obligations contained in this Agreement) upon written notice to the other, if the transactions contemplated by this Agreement shall not have closed by December 31, 2009.

Section 11.2	Consequences of Termination.

In the event that this Agreement shall be terminated pursuant to this Article XI, (a) each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and (b) all further obligations of the parties under this Agreement shall terminate without further liability of any party to any other party, except that (i) the provisions of this Section 11.2 and the provision contained in Article XII shall survive such termination and continue in full force and effect, and (ii) nothing herein shall relieve any party under Sections 10.1 or 10.2, as applicable, from liability for any fraudulent or willful breach of any representation, warranty, covenant, agreement or other provision of this Agreement prior to such termination.

ARTICLE XII
GENERAL PROVISIONS

Section 12.1	Actions of Parties.

In any action by the County or the Buyer that is mandated or permitted under the terms of this Agreement, such party shall act in a reasonable, expeditious, and timely manner; provided that nothing in this Section 12.1 nor any other provision of this Article XII shall limit the right of the County to act, or to decline to act, in the unfettered exercise of its discretion when action or inaction by the County is permitted to be governed by such standard.

Section 12.2	Preemption.

If federal or state Applicable Laws preempt a provision or limit the enforceability of a provision of this Agreement, then the provision shall be read to be preempted to the extent, and for the time, but only to the extent and for the time, required by such Applicable Law.  In that event, the parties shall negotiate in good faith to reconstitute this Agreement in a form that, to the maximum extent possible, is consistent with the parties’ original intent and preserves the benefits bargained for by each party. If such federal or state Applicable Law is subsequently repealed, rescinded, amended or otherwise changed so that the provision of this Agreement that had been preempted is no longer preempted, then such provision shall return to full force and effect, and shall thereafter be binding on the parties hereto, without the requirement of further action on the part of the County.

Section 12.3	Expenses.

Except as provided in Sections 10.1 and 10.2 or as otherwise specifically provided in this Agreement, the parties shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, all fees and expenses of their respective Representatives and all fees, expenses and costs for obtaining any Required Consent of such party.

Section 12.4	Amendments and Waivers.

Any term of this Agreement may be amended, supplemented or modified only with the written consent of the Buyer and the County and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party against whom the waiver is sought to be enforced.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.5	Binding Acceptance; Assignment.

This Agreement shall bind and benefit the parties hereto and their respective heirs, beneficiaries, administrators, executors, receivers, trustees, successors and assigns; providedthat, this Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other parties hereto.

Section 12.6	Third Party Beneficiaries.

The rights created by this Agreement are solely for the benefit of the parties hereto and the respective successors or permitted assigns, and no other Person shall have or be construed to have any legal or equity right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained; provided, however, that the provisions of Sections 7.2, 7.3, 7.4and 7.6and Article Xabove are intended for the benefit and burden of the parties specified therein, and their respective legal representatives, successors, heirs, executors and assigns.

Section 12.7	Choice of Law; Venue.

This Agreement shall be governed by and construed under, and the rights of the parties determined, in accordance with the Applicable Laws of the State of Maryland (without reference to the choice of law provisions of the State of Maryland) and applicable federal law.  Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party’s address set forth herein, or by any other method provided or permitted under the Applicable Laws of the State of Maryland. Each party hereby irrevocably submits to the jurisdiction in the U.S. District Court for the District of Maryland and the Circuit Court for Cecil County, Maryland, over any action or proceeding arising out of or relating to this Agreement.  Each party hereby irrevocably and unconditionally waives and agrees not to plead, to the fullest extent provided by Applicable Law, any objection it may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.

Section 12.8	Waiver of Jury Trial.

THE BUYER AND THE COUNTY EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE BUYER AND THE COUNTY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  THE COUNTY OR THE BUYER, AS APPLICABLE, IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE BUYER OR THE COUNTY, AS APPLICABLE.

Section 12.9	Attorneys’ Fees.

Notwithstanding anything to the contrary in this Agreement, in the event that either the Buyer or the County, as the case may be, shall bring a lawsuit against the other party to enforce their respective rights under this Agreement, the losing party shall pay the prevailing party’s costs and expenses incurred in connection with such litigation, including without limitation reasonable attorneys’ fees.  The “prevailing party” shall be determined by the court hearing such matter.

Section 12.10	Notices.

Unless otherwise expressly stated in this Agreement, all notices, requests and other communications under this Agreement shall be in writing and shall be delivered (i) in person, (ii) by registered or certified mail, return receipt requested, (iii) by recognized overnight delivery service providing positive tracking of items (for example, Federal Express), or (iv) by facsimile or other electronic transmission if a copy is sent simultaneously by a method described in clause (i), (ii) or (iii), addressed as hereinafter provided or at such other address of which the County or the Buyer shall have given notice as provided in this Section 12.10.  All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof only upon receipt by the party to whom such notice is sent.  Notices by the parties may be given on their behalf by their respective attorneys.  Notices should be provided in accordance with this Section 12.10 at the following addresses:

If to the Buyer, to:                                                                             With a copy to:

Artesian Wastewater Maryland, Inc.
c/o Artesian Resources Corporation                                               DLA Piper US LLP
664 Churchmans Road                                                                        6225 Smith Ave
Newark, Delaware 19702                                                                     Baltimore, Maryland 21209
Attn:  David Spacht                                                                           Attn:  Carville B. Collins, Esq.
Telephone: 302-454-6912                                                                   Telephone: 410-580-4125
Telecopier 302-453-6980                                                                     Telecopier: 410-580-3001
Email:  DSpacht@artesianwater.com                                                Email:  carville.collins@dlapiper.com

If to the County to:                                                                             With a copy to:

C/O the County Administrative Officer                                              The Director of Sanitary Facilities
Cecil County Administration Building                                                 Cecil County Administration Building
200 Chesapeake Boulevard                                                                    200 Chesapeake Boulevard
Elkton, Maryland 21921                                                                          Elkton, Maryland 21921

Section 12.11	Severability.

If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable, such provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement.  In either case, the balance of this Agreement shall be interpreted as if such provision were so modified or excluded, as the case may be, and shall be enforceable in accordance with its terms.

Section 12.12	Entire Agreement.

This Agreement, together with the Disclosure Schedules, Exhibits, certificates and Transaction Documents contemplated hereby, embodies the entire understanding and agreement of the County and the Buyer with respect to the subject matter of this Agreement and merges and supersedes all prior representations, agreements, and understandings, whether oral or written, between the County and the Buyer with respect to the subject matter hereof, including, without limitation, any and all written or oral statement or representations by any official, employee, agent, attorney, consultant, or independent contractor of the County or the Buyer. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 12.12 shall limit or affect, or be construed to limit or affect, the Franchise Agreement in any manner.

Section 12.13	Recitals.

The Recitals of this Agreement forms a part of this Agreement.

Section 12.14	Construction.

(a)
The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(b)	The attached exhibits are incorporated in this Agreement by reference and expressly made a part of this Agreement.

(c)
The captions and headings of articles and sections throughout this Agreement are intended solely to facilitate reading and reference to the sections and provisions of this Agreement. Such captions shall not affect the meaning or interpretation of this Agreement.

Section 12.15	Counterparts.

This Agreement may be executed in two or more counterparts, including by means of telefaxed signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.16	Time is of the Essence.

The parties hereto hereby agree that time is of the essence with respect to the performance of each party’s respective obligations and commitments under this Agreement.

[ SIGNATURES APPEAR ON THE FOLLOWING PAGE. ]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

ATTEST:                                                                BUYER:

ARTESIAN WASTEWATER MARYLAND, INC., a Delaware corporation

/s/ Joseph A. Dinunzio                                                            By:  /s/ Dian C. Taylor
Name: Joseph A. Dinunzio                                                            Name:  Dian C. Taylor
Title: Executive Vice President and Secretary                              Title:  President and CEO

THE COUNTY:

CECIL COUNTY, MARYLAND, a body corporate and politic under the laws of the State of Maryland, as represented by THE BOARD OF THE COUNTY COMMISSIONERS OF CECIL COUNTY

/s/ William C. Manlove
.                                                                                William C. Manlove, President

/s/ Mark H. Guns
Mark H. Guns, Vice President

/s/ Rebecca Demmler
Rebecca Demmler, Commissioner

/s/ Brian Lockhart
Brian Lockhart, Commissioner

/s/ Wayne Tome, Sr.
Wayne Tome, Sr., Commissioner

ATTEST:

/s/ Alfred C. Wein
Alfred C. Wein, Jr.
County Administrator